UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 2, 2015

Warren Resources, Inc.

(Exact Name of Registrant
as Specified in Charter)

Maryland	0-33275	11-3024080
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, 34th Floor

New York, New York 10036

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  (212) 697-9660

(Former Name or Former Address, if Changed Since Last Report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2015, Warren Resources, Inc. (the “Company”) announced that, on November 2, 2015, Stewart P. Skelly informed the Company of his resignation from the position of Vice President and Chief Financial Officer and his departure from the Company effective November 6, 2015. Mr. Skelly will be pursuing other opportunities in connection with his family’s relocation to Ireland.  His resignation was not due to any disagreements between Mr. Skelly and the Company on any matter relating to its operations, policies or practices. The Company has already commenced an executive search to fill the Chief Financial Officer position.

Pursuant to the terms of that certain Retention Agreement, dated October 15, 2015, between Mr. Skelly and the Company, Mr. Skelly will receive a lump sum severance payment of $275,000, plus nine months of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), with such coverage commencing on December 1, 2015 and ending on August 30, 2016 upon delivery of an irrevocable release and waiver of claims.

On November 3, 2015, in connection with the resignation of Mr. Skelly, the Board appointed Brian Gelman to the position of interim Chief Financial Officer and interim Chief Accounting Officer, effective November 6, 2015.  Mr. Gelman, age 43, has served in various finance and accounting roles at the Company since April 2002 and has held the role of Controller since June 2013. From 1998 to 2002, Mr. Gelman was an audit senior with Eisner LLP.  Mr. Gelman is a graduate of the State University of New York at Old Westbury with a bachelor’s degree in finance.  He will continue in the position of Interim Chief Financial Officer while the Company conducts a search for a permanent CFO.  There are no family relationships between Mr. Gelman and any director or executive officer of the Company or its subsidiaries.  In connection with Mr. Gelman’s appointment as interim Chief Financial Officer and interim Chief Accounting Officer, Mr. Gelman will be paid an annual base salary of $242,000 through the later of (i) March 31, 2016 and (ii) the appointment of a permanent Chief Financial Officer.

Additionally, in connection with his appointment as interim Chief Financial Officer and interim Chief Accounting Officer, the Company and Mr. Gelman entered into a retention agreement (the “Retention Agreement”).  The Retention Agreement revises the terms of a previously-executed retention agreement between the Company and Mr. Gelman and provides for payments of certain benefits in the event that Mr. Gelman remains employed with the Company through a specified period.

The retention benefits will include 12 months’ base salary paid in a lump sum plus an entitlement to have up to 6 months of COBRA premiums covered by the Company upon termination of employment. The Retention Agreement also confirm that the closure of the New York City office entitles the Retained NYC Officers to payment of 6 months’ salary plus the same 6 month COBRA entitlement as severance if he elects to terminate his employment with the Company prior to the relevant retention date as a result of reassignment of the headquarters to Denver. These severance benefits would be in lieu of, and not in addition to, the retention benefits outlined in the first sentence of this paragraph.

The retention benefits will be payable only if (1) Mr. Gelman remains employed in good standing as of his specific retention date, is terminated without cause, or resigns for good reason prior to his retention date, and (2) Mr. Gelman delivers a valid and irrevocable release and waiver in form acceptable to the Company.

The foregoing description of the Retention Agreement does not purport to be complete and is qualified in its entirety by reference to the Retention Agreement, which is filed herewith as Exhibits 10.1, and is incorporated by reference herein.

Item 7.01.             Regulation FD Disclosure.

On November 6, 2015, the Company issued a press release announcing Mr. Skelly’s resignation and the appointment of Mr. Gelman as interim Chief Financial Officer and interim Chief Accounting Officer.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth in such a filing.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit No.	Description
10.1	Retention Agreement with Brian Gelman dated November 4, 2015.
99.1	Press Release of Warren Resources, Inc., dated November 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 6, 2015

WARREN RESOURCES, INC.
(Registrant)

By:	/s/ Saema Somalya
Saema Somalya,
Senior Vice President,
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Retention Agreement with Brian Gelman dated November 4, 2015.
99.1	Press Release of Warren Resources, Inc., dated November 6, 2015.